SHARE PURCHASE AGREEMENT

                                     BETWEEN

                           ASAHI TELECOM COMPANY, LTD

                                       AND

                              LINK PLUS CORPORATION

                                OCTOBER 12, 1993

                            SHARE PURCHASE AGREEMENT
                            ------------------------

                 SHARE PURCHASE AGREEMENT made and entered into on the 12th day of October, 1993 by and between ASAHI TELECOM COMPANY, LTD. ("ASAHI"), a corporation existing under the laws of Japan, and having offices at 2-10-8 Ryogoku, Sumida-Ku, Tokyo, T130, and Link Plus Corporation ("LPC"), a corporation existing under the laws of the State of Delaware, and having offices at 9052 Old Annapolis road, Columbial Maryland, 21045.

                 WHEREAS, LPC desires to issue and sell shares of its capital stock to ASAHI and ASAHI desires to purchase such shares; and

                 WHEREAS, LPC is in the business of designing, developing, manufacturing, marketing and supporting Lincompex components and systems and is a licensee and owner of numerous Lincompex and related United States patents as disclosed in Exhibit #1, and patent applications in Japan based upon the four United States Patents so indicated on Exhibit #1; and

                 WHEREAS, ASAHI desires to be the sole and exclusive representative and distributor of LPC's Lincompex products in Japan and to negotiate with LPC for the license to manufacture Lincomplex products; and

                 WHEREAS, LPC desires to have ASAHI develop the various markets for its Lincompex products in Japan; and

                 WHEREAS, the parties anticipate entering into negotiations for the establishment of a joint venture for the manufacture and sale of LPC's Lincompex products in Japan and other parts of the world as may be agreed;

                 THEREFORE, in consideration of the mutual provisions herein contained, ASAHI and LPC agree as follows:

                                    ARTICLE I
                                    ---------
                                   Definitions
                                   -----------

                 1.1 Certain Definitions. The terms defined in this Section 1.1 shall, for all purposes of this Agreement, have the meanings herein specified, unless the context expressly or by necessary implication otherwise requires:

                         (a) "Agreement" or "this Agreement" means this
instrument and any Schedules and Exhibits hereto, as originally executed and delivered, or, is amended or supplemented, as so amended or supplemented.

                         (b) "Shares" means those authorized shares of capital stock of LPC to be sold to ASAHI as defined in Article ii.

                 1.2 Other Definitions.- In addition to the terms defined in
 Section 1.1, certain other terms are defined elsewhere in this Agreement, and, whenever such terms are used in the Agreement, they shall have their respective defined meanings, unless the context expressly or by necessary implication otherwise requires.

                                   ARTICLE II
                                   ----------
                        Authorization and Sale of Shares
                        --------------------------------

                 2.1 Authorization. LPC has authorized the sale and issuance of 883 shares of its common stock (the "Shares"), having the rights, restrictions, privileges and preferences as set forth in LPC's Certificate of Incorporation.

                 2.2 Sale of Shares. Subject to the terms and conditions hereof, LPC will issue and sell to ASAHI and ASAHI will buy from LPC, the Shares at a cash purchase price of $2,378.26 per share for an aggregate consideration of $2,100,000 (the "Purchase Price"). Payment shall be in installments as disclosed in Exhibit #2.

                                   ARTICLE III
                                   -----------
                                    Delivery
                                    --------

                 3.1 Delivery of Shares. LPC shall deliver certificates for the

 Shares registered in the name of ASAHI, to ASAHI by international courier service, upon receipt by LPC of the installments of the purchase price as set forth on Exhibit #2, which shall be paid by wire transfer to Mellon Bank, Pittsburgh, Pennsylvania, ABA Routing No. 043-000-261, credit to Merrill Lynch Acct. No. 101-1730, with further credit to LINK PLUS Corporation Acct. No. 519-07478.

                 3.2 Taxes. LPC will pay any taxes or other governmental charges, however designated, which are assessed or levied upon the sale or transfer of the Shares to ASAHI hereunder.

                                   ARTICLE IV
                                   ----------
                      Representations and Warranties of LPC
                      -------------------------------------

 LPC represents, warrants and covenants that:

 4.1 Organization and Good Standing

                          (a) LPC. LPC is a corporation duly organized, validly
 existing and in good standing under the laws of the State of Delaware, and has all requisite corporate authority to carry on the business as it is now carried on and conducted and to operate and own or lease the assets, properties and business now owned or leased and operated by it.

                          (b) Capitalization.- The authorized capital stock of
 LPC consists of ten thousand (10,000) shares of common stock, without par value, of which five thousand (5,000) shares are issued and outstanding. All such issued and outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable. LPC has reserved 883 shares of common stock for issuance hereunder. Said 883 shares shall constitute approximately fifteen percent (15%) of the 5,883 shares outstanding. Except as otherwise provided for in Article XII of the Bylaws of LPC, all shares of LPC common stock issued to ASAHI pursuant to the terms of the Agreement shall have the rights, preferences, privileges and restrictions (including the restrictions set forth in Article XIV of the Bylaws of LPC, a copy of which has been delivered to ASAHI and reviewed by it) set forth in the Certificate of Incorporation and Bylaws of LPC. All outstanding LPC common stock was issued in compliance with all federal and state securities laws.

                 The shares, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid, nonassessable, and free of any liens or encumbrances.

                 4.2 Validity of Agreement. All corporate action on the part of LPC, its directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement by LPC, the authorization, sale, issuance and delivery of the Shares and the performance of LPC's obligations hereunder has been taken or will be taken prior to the Closing. This Agreement, when executed and delivered by LPC, shall constitute the valid and binding obligation of LPC enforceable in accordance with its terms.

                 4.3 Copies of Certain Documents. LPC has heretofore delivered, or made available, to ASAHI true and complete copies of:

                          (a) the Certificate of Incorporation and Bylaws or
 other governing documents of LPC as amended to the date hereof; and

                          (b) a list of the directors and officers of LPC.

                 4.4 Brokers or Finders. LPC has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                 4.5 Disclosure. Neither this Agreement nor any written document, certificate or statement furnished by or on behalf of LPC to ASAHI in connection with the transactions contemplated price which LPI will pay for such Products will be the original cost to Distributor, less a fair adjustment for obsolescence and physical condition.

 (e) Notices: All notices and communications required or permitted to be given under this Agreement will be deemed to be given three (3) days after transmission by facsimile message or telex confirmed by letter deposited in the official mail as registered or certified airmail, postage prepaid and addressed to the other party at their respective addresses set forth below (unless by such notice a different person or address shall have been designated):

 If to Distributor:       ASAHI TELECOM COMPANY, LTD.
                          2-10-8 Ryogoku
                          Sumida-Ku Tokyo T130, Japan
                          Attn: Teruo Nemoto, President


 If to LPI:               LINK PLUS INTERNATIONAL, INC.
                          9052 Old Annapolis Road
                          Columbia, Maryland 21045
                          Attn: Robert L. Jones, Jr.
                          Chairman, CEO

6.      Miscellaneous

 (a) Agreement: This Agreement is executed simultaneously with a Share Purchase Agreement between Distributor and LPI. This Agreement and the Share Purchase Agreement contains the entire agreement of the parties and cancels all prior agreements, oral related to the subject matter hereof. This agreement may not be modified except by an instrument in writing executed by both parties. This Agreement will be deemed for all purposes to have been made and entered into in Columbia, Maryland, U.S.A.

 (b) Waiver: No waiver of any right or remedy in respect of any occurrence or event on one occasion by either party hereto will be deemed a waiver of such right or remedy in respect to such an occurrence or event on any other occasion by such party.

 (c) Severability: Any provision of this Agreement which is prohibited by or unlawful or unenforceable under any applicable law of any jurisdiction will be ineffective as to such jurisdiction without affecting any other provision of this Agreement.. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding Agreement enforceable in accordance with its terms.

 (d) Force Maieure: Performance by each party shall be excused for failure to conform to this Agreement for reasons beyond its control, including (without limitation) force majeure, labor disputes or strikes, floods, civil commotions, war, riots, acts of God, government rules, laws or actions, fires, embargoes, or other unavoidable causes.

                                   ARTICLE VI
                                   ----------
                         Covenants and Agreements of LPC
                         -------------------------------

                 6.1 Fulfillment of Conditions and Covenants. LPC will not voluntarily take any course of action inconsistent with satisfaction of the requirements or conditions applicable to it as set forth in this Agreement, and shall promptly do all such acts and take such measures as may be appropriate to enable it to perform, as early as possible, the obligations herein provided to be performed by it.

                                   ARTICLE VII
                                   -----------
                        Covenants and Agreements of ASAHI
                        ---------------------------------

                 7.1 Fulfillment of Conditions and covenants. ASAHI will not voluntarily undertake any course of action inconsistent with satisfaction of the requirements or conditions applicable to it as set forth in this Agreement, and shall promptly do all such acts and take such measures as may be appropriate to enable it to perform, as early as possible, the obligations herein provided to be performed by it.

                                  ARTICLE VIII
                                  ------------
                        Conditions on Obligations of LPC
                        --------------------------------

                 The obligations of LPC to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, to the reasonable satisfaction of LPC, and its counsel, of the following conditions, except as LPC may waive same in writing in accordance with Section 10.2:

                 8.1 Representations and Warranties Correct. The representations, warranties and covenants of ASAHI herein contained shall be correct in all material respects as of the date hereof, except as affected by the consummation of the transactions contemplated hereby.

                8.2 Performance.- ASAHI shall have performed and complied in all material respects, with all agreements and conditions required under this Agreement to be performed and complied with by it, and shall have made each of the payments to LPC, in accordance with Exhibit #2.

                                   ARTICLE IX
                                   ----------
                       Conditions on Obligations of ASAHI
                       ----------------------------------

                 The obligations of ASAHI to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, to the reasonable satisfaction of ASAHI and its counsel, of the following conditions, except as ASAHI may waive the same in writing in accordance with Section 10.2:

                 9.1 Representations and Warranties Correct. The representations, warranties and covenants of LPC herein contained shall be true and correct in all material respects as of the date hereof, except as affected by the consummation of the transactions contemplated hereby.

                 9.2 Performance. LPC shall have performed and complied in all material respects, with all covenants, agreements and conditions required under this Agreement to be performed and complied with by it.

                                    ARTICLE X
                                    ---------
                      Termination, Waiver and Modification
                      ------------------------------------

                 10.1 Waiver any provision of this Agreement may be waived in writing at any time by the party which is entitled to the benefit of such provision.

                 10.2 Modification. Any provisions of this Agreement may be modified at any time by agreement in writing between the parties hereto, executed in the same manner, but not necessarily by the same persons, as this Agreement.

                                   ARTICLE XI
                                   ----------
                 Survival of Representations and Indemnification
                 -----------------------------------------------

                 11.1 Survival. All representations, warranties and agreements made by any party to this Agreement or pursuant hereto shall survive the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and any investigations made by or on behalf of any party.

                 11.2 Indemnification of LPC. ASAHI agrees to indemnify and hold harmless LPC, its successors and assigns, from and against any damage, loss, liability, cost or expense, including, without limitation, reasonable attorneys' fees, incurred in connection with such damage, loss, liability, cost or expense or in connection with the enforcement of this Agreement (collectively, "Costs"), resulting from, arising out of or incurred in connection with any misrepresentation or breach of any representation or warranty made by ASAHI, or any breach, nonfulfillment or nonperformance of any covenant, agreement or condition to be performed, complied with or fulfilled by ASAHI, under this Agreement.

                 11.3 Indemnification of ASAHI.- LPC agrees to indemnify and hold harmless ASAHI, it successor and assigns, from and against any costs resulting from, arising out of or incurred in connection with any misrepresentation or breach of any representation or warranty made by LPC, or any breach, nonfulfillment or nonperformance of any covenant, agreement or condition to be performed, complied with or fulfilled by LPC under this Agreement.

                                   ARTICLE XII
                                   -----------
                           Covenants of LPC and ASAHI
                           --------------------------

                 12.1 Financial Information. LPC covenants and agrees to furnish the following reports to ASAHI for so long as ASAHI is a holder of the Shares:

                          (a) As soon as practicable after the end of each
 fiscal year, and in any event within one hundred twenty (120) days thereafter, the balance sheet of LPC, as of the end of such fiscal year, and statements of income, and statements of changes in financial position of LPC, for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and certified or reviewed by independent public accountants of national standing selected by LPC.

                          (b) as soon as practicable after the end of the first,
 second and third quarterly accounting periods in each fiscal year of LPC and in any event within sixty (60) days thereafter, a balance sheet of LPC, as of the end of each such quarterly period, and statements of income and statements of changes in financial condition of LPC for such period and for the current fiscal year to date, all in reasonable detail and signed, subject to changes resulting from year-end audit adjustments, by the principal financial or accounting officer of LPC.

                          (c) With reasonable promptness, such other information
 and data (including, without limitation, current and future business plans) with respect to. LPC as ASAHI may from time to time reasonably request.

                 12.2 Inspection. For so long as ASAHI is eligible to receive reports under Section 12.1 above, LPC covenants and agrees that ASAHI shall also have the right, at its expense, to visit and inspect any of the properties of LPC, and to discuss their affairs, finances and accounts with their officers, all at such reasonable times and as-often as they may be reasonably requested.

                 12.3 Confidentiality Agreement. ASAHI covenants and agrees that any information which LPC disclosed to ASAHI under Sections 12.1 and 12.2 hereof, but not made generally available to the public, is confidential and for ASAHI internal use only.

                                  ARTICLE XIII
                                  ------------
                                Right to Purchase
                                -----------------

                 LPC hereby grants to ASAHI the right to purchase, pro rata, all (or any part) of "New Securities" (as defined in this Article XIV) that LPC may propose to sell and issue. ASAHI's pro rata share, for purposes of this right of first refusal, is the ratio of (x) the common stock of LPC owned by ASAHI to
 (y) the total number of shares of common stock owned by all stockholders of LPC immediately prior to the issuance of the New Securities. This right of first refusal shall be subject to the following provisions:

                          (a) "New Securities" shall mean any common stock and
 preferred stock of LPC whether or not authorized on the date hereof, and rights, options, or warrants to purchase such common stock or preferred stock and securities of any type whatsoever that are, or may become, convertible into common stock or preferred stock; provided, however, that "New Securities" does not include shares of any capital stock, or options to purchase capital stock, issued or granted to officers, directors and employees of LPC pursuant to ' stock plans, option plans or bonus plans approved by the Board of directors.

                          (b) In the event that LPC proposes to undertake an
 issuance of New Securities, it shall give ASAHI written notice of its intention, describing the type of New Securities, the price, and the general terms upon which LPC proposes to issue the same. ASAHI shall have twenty (20) business days after receipt of such notice to agree to purchase its pro rata share of such New Securities at the price and upon the terms specified in the notice by giving written notice to LPC and stating therein the quantity of New Securities to be purchased.

                          (c) In the event that ASAHI fails to exercise in full
 the right of first refusal within the twenty (20) business day period specified above, LPC shall have one hundred twenty (120) days thereafter to sell (or enter into an agreement pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within sixty (60) days from the date of each agreement) the New Securities respecting which ASAHI's rights were not exercised at a price and upon terms no more favorable to the purchasers thereof than specified in LPC's notice. In the event LPC has not sold the New Securities within such one hundred twenty (120) day period (or sold and issued New Securities in accordance with the foregoing within sixty (60) days from the date of such agreement) LPC shall not thereafter issue or sell any New Securities, without first offering such New Securities to ASAHI in the manner provided above.

                                   ARTICLE XIV
                                   -----------
                                  Miscellaneous
                                  -------------

                 14.1 Expenses. ASAHI and LPC shall each bear its respective legal, accounting and other expenses in connection with this Agreement.

                 14.2 Assignment. This Agreement shall not be assignable by any party hereto without the prior written consent of the other party. All of the terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                 14.3 Notices. All notices and other communications hereunder shall be in writing and shall be delivered or mailed by registered or certified first class mail, postage prepaid addressed to a party hereto (with a copy to such party's counsel) at the respective addresses set forth below:

 If to ASAHI, to:           ASAHI TELECOM COMPANY, LTD.
                            2-10-8 Ryogoku
                            Sumida-Ku, Tokyo T130, Japan
                            Attn: Mr. Yoshihiko Hiraga
                            Consultant


 With a copy to:            BLAKEMORE & MITSUKI
                            912 Iino Building
                            1-1 Uchisaiwai-Cho 2-Chome
                            Chiyoda-Ku, Tokyo 100, Japan
                            Attn: Hideyuki Sakai




 If To LPC, to:              LINK PLUS CORPORATION
                             9052 Old Annapolis Road
                             Columbia, Maryland 21045
                             Attn: Robert L. Jones
                             Chairman & CEO


 with a copy to:             WEINBERG AND GREEN
                             100 South Charles Street
                             Baltimore, Maryland
                             Attn: Howard Miller, Esq.


                 14.4 Severability. In case one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or nonenforceable provisions had never been contained herein.

                 14.5 ASAHI Delegations. All references in this Agreement to the directors of ASAHI shall be deemed to be references to such directors or the Executive Committee of the directors of ASAHI.

                 14.6 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use all reasonable efforts to cause the transactions contemplated hereby to occur with all reasonable dispatch, and no party shall undertake any course of action inconsistent with such intended result.

                 14.7 Miscellaneous. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Maryland, United States of America. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement constitutes the entire agreement between the parties, and there are no other agreements or commitments except as set forth herein or therein. This Agreement can be amended only by an instrument in writing executed and authorized as provided herein. The headings in this Agreement are for the purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, buy all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be fully executed as of the date and year first above written.

 ATTEST:                                          ASAHI TELECOM COMPANY, LTD.

                                                  By: /s/ Teruo Nemoto (SEAL)
                                                      ----------------
                                                      Teruo Nemoto
                                                      President


                                                  LINK PLUS CORPORATION

                                                  By: /s/ Robert L. Jones (SEAL)
                                                      -------------------
                                                      Robert L. Jones
                                                      Chairman & CEO

                                   EXHIBIT #l

                                     PATENTS
                                     -------

                             FILING     ISSUE    EXPIRATION    PATENT
                              DATE       DATE       DATE       NUMBER
                              ----       ----       ----       ------

 Basic Digital Lincompex    07/12/78   06/02/81   06/02/98   4,271,499
 *DSP Lincompex             05/20/88   06/12/89   06/12/06   4,839,906
 Trunk Dialer               04/28/88   09/19/89   09/19/06   4,868,861
 *Complex Waveform          09/12/88   03/06/90   03/06/07   4,907,217
 *Autosilence               02/02/89   07/24/90   07/24/07   4,944,024
 *Autocalibrate             06/09/89   11/12/91   11/12/08   5,065,451
 Trunk Dialer 11            07/03/89   07/04/91   07/04/08   5,022,055
 FM Lincompex               08/25/89   10/15/91   10/15/08   5,058,202
 AM Modulation of C-T       08/20/90   03/10/92   03/10/09   5,095,539

*Applications for patents are pending in Japan based upon these U.S. Patents.

                                   EXHIBIT # 2

                                PAYMENT SCHEDULE
                                ----------------


PAYMENT DATE                               DOLLAR AMOUNT            SHARES
------------                               -------------            ------

 1.  October 31, 1993                       $  210,000                  88
 2.  November 30, 1993                         210,000                  88
 3.  December 31, 1993                         210,000                  88
 4.  January 31, 1994                          210,000                  88
 5.  February 28, 1994                         210,000                  88
 6.  March 31, 1994                            210,000                  88
 7.  April 30, 1994                            210,000                  88
 8.  May 31, 1994                              210,000                  88
 9.  June 30, 1994                             210,000                  88
 10. July 31, 1994                             210,000                  88
                                            ----------          ----------

                            TOTALS          $2,100,000                 883

                            SHARE PURCHASE AMENDMENT

           AMENDMENT dated July 10, 1995, to the SHARE PURCHASE AGREEMENT made October 12, 1993, ("the Agreement") between ASAHI TELECOM COMPANY LTD. ("ASAHI"). a corporation existing under the laws of Japan, and having offices at 2-10-8 Ryogoku,Sumida-Xu, Tokyo 130, and LINK PLUS CORPORATION (LPC), a corporation existing under the laws of the State of Delaware, and having offices at 9052 Old Annapolis Road, Columbia, Maryland 21045.

        The parties desire to amend the Agreement to increase the shares purchased by ASAHI by an amount equal to the total amount consisting of $28,794.64 which has already been paid on Dec. 29, 1994 and $241,504.68 currently owe to SUMISHO LEASING CORPORATION OF AMERICA ("SUMISHO") pursuant to the lease agreement No. SN-93-006 executed by LPC and SUMISHO on January 13, 1994, andof which ASAHI is Guarantor.

                Accordingly, the parties hereto, for valuable consideration and intending to be legally bound, hereby agrees as follows:

     1. ASAHI shall pay SUMISHO $241,504.68 which is the total amount due as of June 1, 1995 and overdue interest as of July 10, 1995. See Exhibit 1.

     2. Subject to the terms and conditions of Agreement, LPC will issue to ASAHI, the shares at the price set forth in Article II, Section 2.2 of the Agreement of $2,378.26 per share for an aggregate consideration of $270,299.32 (the amount owed and paid to the SUMISHO - See Exhibit 1) for a total of 113.65 shares.

     3. Except as expressly amended hereby, the Agreement shall remain in full force and effect in accordance with the terms and provisions thereof.

     4. This Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties hereto has duly executed and delivered this Amendment as of the day and year first written above.

ASARI TELECOM COMPANY LTD


by: /s/ Teruo Nemoto
    ----------------
    Teruo Nemoto
    President


LINK PLUS CORPORATION

 by:/s/ Robert L. Jones
     Robert L. Jones, Jr.
     Chairman C.E.O.